AT&T Wireless Services Snapshot:

	Current Quarter				Year to Date				Sequential Quarter

($ in millions, except per share
amounts and selected metrics)	4Q03	4Q02	Yr/Yr %		2003	2002	Yr/Yr %		3Q03	Seq. %

(Unaudited)
Consolidated Financial Results
Services revenue	$3,904	$3,738	4.4%		$15,659	$14,483	8.1%		$4,073	(4.1%)
Equipment revenue	311	309	0.5%		1,036	1,148	(9.8%)		301	3.1%
Total revenue	$4,215	$4,047	4.1%		$16,695	$15,631	6.8%		$4,374	(3.6%)
Operating income (loss)	$20	$191	(89.7%)		$1,213	$(258)	570.3%		$367	(94.6%)
Net (loss) income available to common shareholders	$(84)	$(136)	(37.9%)		$429	$(2,342)	118.3%		$156	(154.3%)
(Loss) income per basic and diluted share:
(Loss) income from continuing operations available to common shareholders	$(0.03)	$(0.05)			$0.16	$(0.82)			$0.06
Income from discontinued operations	$—	$—			$—	$0.01			$—
Cumulative effect of change in accounting principle	$—	$—			$—	$(0.06)			$—
Net (loss) income available to common shareholders	$(0.03)	$(0.05)			$0.16	$(0.87)			$0.06
OIBDA*	$890	$913	(2.6%)		$4,394	$2,493	76.2%		$1,208	(26.4%)
OIBDA*, excluding licensing costs impairments	$890	$913	(2.6%)		$4,477	$3,822	17.1%		$1,291	(31.1%)
OIBDA margin*	22.8%	24.4%	(160	b.p.)	28.1%	17.2%	n/m		29.7%	(690	b.p.)
OIBDA margin*, excluding licensing costs impairments	22.8%	24.4%	(160	b.p.)	28.6%	26.4%	220	b.p	31.7%	(890	b.p.)
Capital expenditures	$1,164	$2,146	(45.8%)		$3,077	$4,884	(37.0%)		$943	23.4%
Selected Operating Metrics
Subscribers (in thousands):
Consolidated ending subscribers	21,980	20,859	5.4%		21,980	20,859	5.4%		21,855	0.6%
Net additions	128	705	(81.8%)		1,060	1,973	(46.3%)		229	(44.1%)
Average monthly churn	3.3%	2.4%	90	b.p	2.6%	2.6%	—		2.7%	60	b.p.
Average revenue per user (ARPU)**	$58.70	$60.00	(2.2%)		$59.80	$60.20	(0.7%)		$61.20	(4.1%)
Average minutes of use per subscriber (MOU)	551	507	8.7%		541	477	13.4%		553	(0.4%)
Cost per gross addition (CPGA)**	$392	$383	2.3%		$377	$377	—		$335	17.0%
Cash cost per user (CCPU)**	$32.40	$32.10	0.9%		$31.70	$31.70	—		$32.10	0.9%

* OIBDA represents operating (loss) income before depreciation and amortization; OIBDA margin is OIBDA as a percentage of services revenue. These, along with OIBDA, excluding licensing costs impairments and OIBDA margin, excluding licensing costs impairments represent non-GAAP financial measures. See reconciliations to the most comparable GAAP measures on pages 6-7.

** See calculations of our ARPU, CPGA and CCPU on pages 8-9.

AT&T Wireless Services Highlights:

The fourth quarter saw an increase in services revenue over the same period in 2002, reflecting growth in our subscriber base. Growth in data services and revenue enhancement initiatives were offset by a decline in the average price per minute.

The quarter was marked by a number of transitional events, which increased general expense levels in the current period, but positioned the company for continued growth in 2004. These events included:

•	Nationwide launch of our EDGE data service, offering wireless data speeds of twice our competitors’ nationwide networks.

•	Re-launch of our mMode consumer data service, with enhanced user interface and expanded content.

•	Introduction of our new advertising campaign, designed to strengthen customers’ perception of the AT&T Wireless brand.

•	Implementation of Local Number Portability, as mandated by the federal government.

•	Upgrade to our customer management system for GSM subscribers, which initially led to delays in the activation of new GSM accounts, but now has greatly enhanced both the capacity and performance of our GSM activation and customer management systems.

•	Restructuring charges related to our overall effort, called Project Pinnacle, to realign our cost structure in such a way to allow us to reach industry-leading OIBDA margins sometime in 2005.

The company has issued the following guidance for 2004:

•	Services revenue is expected to grow at a mid-single digit percentage over 2003;

•	OIBDA margin, measured as a percentage of services revenue, is expected to be in the low 30s;

•	Capital expenditures are expected to remain around 20% of services revenue;

•	Operating free cash flow is expected to increase by around 20% over 2003.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless grew to $4,215 million in the fourth quarter, an increase of $168 million, or 4.1%, compared with the prior year quarter. Total revenue increased 6.8% from $15,631 million in full year 2002 to $16,695 million in full year 2003. Services revenue in 4Q03 grew to $3,904 million, up $166 million, or 4.4%, from 4Q02. Services revenue for the full year of 2003 was $15,659 million, an increase of $1,176 million, or 8.1% from 2002 services revenue of $14,483 million. The increases over the prior year for both the quarter and full year were driven primarily by growth in the subscriber base, and included higher roaming, toll and data revenues and Universal Service Fund (USF) fees, and regulatory program fees passed on to more of our customer base. Fourth quarter 2003 ARPU declined 2.2% to $58.70, down from $60.00 in the prior year quarter. ARPU for full year 2003 of $59.80

January 22, 2004

declined 0.7%from $60.20 in the prior year. The declines in ARPU reflect a lower average revenue per minute, driven by continued pricing pressures. Partially offsetting the lower average revenue per minute were higher minutes of use per subscriber and higher average per-user contributions from data revenues, international revenues, USF fees and regulatory program fees. Equipment revenue for the fourth quarter of 2003 of $311 million was virtually flat with the prior year quarter. Equipment revenue for the full year of 2003 was $1,036 million, a decline of $112 million, or 9.8%, from full year 2002. Full year equipment revenue declined due to a decrease in the average revenue per unit sold, partially offset by an increase in units sold.

Costs of services increased to $1,178 million, up $7 million, or 0.6%, from the prior year quarter. Full year costs of services in 2003 increased 4.2% from $4,558 million in 2002 to $4,749 million in 2003. The growth in the quarter was due to higher regulatory fees, primarily USF fees, and an increase in the provision for uncollectible receivables resulting from a deterioration of the accounts receivable aging. These increases were largely offset by a decline in incollect expenses (the cost of our subscribers roaming on other carriers’ networks), resulting from a lower average roaming cost per minute paid to other carriers and a decrease in total incollect minutes of use during the quarter. Costs of service for the full year increased from the prior year due primarily to increased network-related costs, including manpower-related expenses, lease costs, and maintenance and utilities expenses, associated with a larger number of cell sites to support the increased minutes of use by both existing subscribers and new subscribers; higher regulatory fees; and increased interconnection charges. These increases were in part offset by a significant decline in incollect expenses, due to a decrease in our average roaming cost per minute, which was partially offset by an increase in total incollect minutes of use.

Costs of equipment sales increased to $617 million, which was $45 million, or 7.7%, higher than the year-ago quarter. Full year 2003 costs of equipment sales declined $220 million, or 9.7%, to $2,054 million. The increase in the fourth quarter costs of equipment sales as compared to the prior year quarter resulted primarily from higher customer retention efforts during the quarter. Despite an increase in units sold during 2003 as compared to the prior year, costs of equipment sales decreased. This decrease resulted from a lower average cost of units sold, reflecting the more favorable pricing received on our GSM handsets.

Selling, general and administrative (SG&A) expenses totaled $1,530 million in the fourth quarter, an increase of $139 million, or 10.1%, compared with 4Q02. SG&A expenses for the full year of 2003 of $5,415 million were 8.8%, or $438 million, higher than in the prior year. The fourth quarter increase resulted from higher customer care and IT-related costs to support back-office system implementation issues experienced during the quarter and the launch of Local Number Portability (LNP). Additionally, SG&A expenses increased during the fourth quarter due to advertising costs associated with the launch of AT&T Wireless’ Reachout campaign, the nationwide EDGE data network and the new, simplified version of mMode, and from $31 million of restructuring charges recorded during the quarter related to our margin improvement efforts. SG&A expenses increased for full year 2003 versus the prior year due to higher customer care and IT-related costs and $83 million in severance-related restructuring charges recorded during the year.

Depreciation and amortization expenses for the fourth quarter increased to $870 million, up $148 million, or 20.6%, from the prior year quarter. Full year 2003 depreciation and amortization expenses of $3,181 million were up $430 million, or 15.6%, from the prior year. These increases reflect higher depreciation expense associated with the growth in AT&T Wireless’ depreciable asset base, and the acceleration of depreciation of certain TDMA assets.

Other (expense) income for the fourth quarter of 2003 was expense of $4 million, compared with income of $65 million in the prior year quarter. Other expense for the fourth quarter of 2003 was composed primarily of $15 million of losses on extinguishments of additional TeleCorp and Tritel debt; partially offset by interest income. Other income in the fourth quarter of 2002 consisted primarily of a $38 million pre-tax gain on the sale of licenses to an affiliate, and interest income. Other income for full year 2003 was $32 million, compared with other expense of $123 million in 2002. The other income for full year 2003 included a gain associated with the exchange of wireless properties with Dobson Communications Corporation, a gain on the sale of Dobson common stock, and interest income, partially

January 22, 2004

offset by the losses on extinguishments of TeleCorp and Tritel debt. Other expense for full year 2002 primarily included pre-tax cost method investment impairment charges of $244 million, partially offset by interest income and the gain recorded on the sale of licenses to an affiliate.

Interest expense was $196 million in the fourth quarter, compared with $179 million in the prior year quarter. Full year 2003 interest expense was $789 million, compared with $669 million in 2002. The increases for both the quarter and full year were the result of lower capitalized interest due to lower levels of capital expenditures in 2003 versus the prior year, and the accretion of interest associated with our mandatorily redeemable preferred stock which was reclassified to interest expense effective in the third quarter of 2003 with the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Additionally, the increase for the full year 2003 versus the prior year was due to a full year’s worth of interest related to the $3.0 billion Senior Notes offering that occurred in April 2002. These increases were partially offset by lower interest expense on the TeleCorp and Tritel debt due to the extinguishments which occurred during the second half of 2003.

Provision for income taxes was zero for the fourth quarter of 2003, compared with $125 million for the fourth quarter of 2002. The full year provision for 2003 was $112 million versus $55 million for 2002. Our 2003 annual effective tax rate of 24.7% is lower than AT&T Wireless’ statutory rate mainly due to the reversal of certain valuation allowances recorded during 2003. The full year 2002 provision reflected deferred tax liabilities generated by temporary differences resulting from tax amortization of deductible goodwill and licensing costs, as well as certain state taxes. The 2002 gross tax benefit generated by AT&T Wireless’ losses was offset by a tax valuation allowance, required pursuant to SFAS No. 109, due to the uncertainty of the realization of the company’s deferred tax assets in future periods. AT&T Wireless no longer required a full valuation allowance on its deferred tax assets effective during the second quarter of 2003.

Net equity earnings (losses) from investments in unconsolidated subsidiaries for the fourth quarter of 2003 were earnings of $96 million, including a tax provision of $82 million, compared with net equity losses of $83 million, with no income tax provision or benefit required, during the fourth quarter of 2002. Pretax net equity earnings during the three months ended December 31, 2003 primarily included a $56 million gain on the unwinding of the Pinnacle Cellular Limited Partnership (Pinnacle), and an $80 million gain on the sale of EuroTel Praha s.r.o. (Praha). The fourth quarter 2002 net equity losses primarily included a $108 million charge related to the amendment in the terms of the Alaska Native Wireless (ANW) venture agreement. Full year 2003 net equity earnings from investments in unconsolidated subsidiaries was $98 million, including a tax provision of $130 million, compared with a loss of $1,100 million, including a tax provision of $12 million, in 2002. Full year 2003 pretax net equity earnings included the gains on the unwinding of Pinnacle and sale of Praha, and net equity earnings from international investments, partially offset by the impairment charges recorded during the third quarter related to Far EasTone. Full year 2002 net equity losses from investments in unconsolidated subsidiaries included pretax impairment charges (including impairment charges recognized by our affiliates associated with their impairment reviews under SFAS No. 142) totaling $939 million and the charge of $108 million related to ANW. Additionally, net equity losses from investments in unconsolidated subsidiaries during 2002 included $13 million of losses related to TeleCorp, which we began consolidating effective February 2002; $76 million in losses related to variable interest entities, for which we are deemed to be the primary beneficiary, which we began consolidating during 2003; and $60 million of losses for investments in which our cumulative losses more than exceed our carrying value in those entities, and for which we, therefore, are no longer required to recognize any losses.

Accretion of mandatorily redeemable preferred stock was zero in the fourth quarter of 2003, compared with $5 million in the fourth quarter of 2002. Full year 2003 accretion was $13 million, compared to $18 million in 2002. The accretion was associated with the mandatorily redeemable preferred stock issued by AT&T Wireless during February 2002 in conjunction with the acquisition of TeleCorp; however, the adoption of SFAS No. 150 in the third quarter of 2003 required the prospective reclassification of the mandatorily redeemable preferred stock to long-term liabilities on the balance sheet and all remaining accretion is being reflected as interest expense.

January 22, 2004

Income from discontinued operations, net of tax, was zero in both the fourth quarter of 2003 and 2002. Full year income from discontinued operations was zero in 2003, and $47 million in 2002. The income recorded during 2002 included adjustments to the recoverability of assets and accruals associated with the exit costs from the fixed wireless business. The disposition of the fixed wireless business was completed during 2002.

(Loss) income per share from continuing operations available to common shareholders for the fourth quarter of 2003 was a loss of $0.03, compared to a loss of $0.05 in the prior year quarter. Income per share for the full year of 2003 was $0.16 compared to a loss per share of $0.82 in 2002. The year-over-year increase in income per share was primarily attributable to the larger SFAS No. 142 licensing costs and investment-related impairment charges, as well as the deferred tax valuation allowance, recorded during 2002.

Net (loss) income per share available to common shareholders for the fourth quarter of 2003 was a net loss of $0.03, compared to a net loss of $0.05 in the prior year quarter. Net income per share available to common shareholders for the full year of 2003 was $0.16 versus a net loss per share of $0.87 in 2002.

OIBDA Discussion:

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These, along with OIBDA, excluding licensing costs impairments, and OIBDA margin, excluding licensing costs impairments, are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP in that they exclude depreciation and amortization and impairment of licensing costs. They differ from net income (loss) as calculated in accordance with GAAP in that they exclude (i) depreciation and amortization, (ii) impairment of licensing costs, (iii) other income (expense), (iv) interest expense, (v) provision for income taxes, (vi) net equity earnings (losses) from investments in unconsolidated subsidiaries, (vii) income (loss) from discontinued operations, and (viii) cumulative effect of change in accounting principle. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA and OIBDA, excluding licensing costs impairments, include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $2.5 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA and OIBDA, excluding licensing costs impairments, for planning purposes, and in presentations to our board of directors, and we use multiples of current or projected OIBDA and OIBDA, excluding licensing costs impairments, in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA and OIBDA, excluding licensing costs impairments, excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries, as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). During 2002, net

January 22, 2004

equity (losses) earnings from investments included $939 million representing our proportionate share of impairment charges recognized by these entities, as well as impairment charges that we recorded as the decline in fair value of several investments was deemed to be other than temporary. We may record impairment charges in the future if there are further declines in the fair values of our investments, which we deem to be other than temporary. OIBDA and OIBDA, excluding licensing costs impairments, also exclude interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA and OIBDA, excluding licensing costs impairments, exclude depreciation and amortization expenses and impairment charges, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, impairment charges, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies

OIBDA was $890 million in the fourth quarter of 2003, a decrease of 2.6% from the year-ago quarter. Fourth quarter OIBDA declined from the prior year quarter primarily due to higher customer care and IT-related expenses, an increase in advertising costs, and $31 million in restructuring charges recorded during the fourth quarter, partially offset by an increase in services revenue and a decline in incollect expenses. Full year 2003 OIBDA was $4,394 million, compared to $2,493 million in 2002. Excluding the impact of the licensing costs impairments in both 2003 and 2002, OIBDA increased to $4,477 million, up 17.1% from $3,822 million in 2002. The year-over-year growth in OIBDA, excluding the licensing costs impairments, was primarily due to increased services revenue, lower net costs of equipment sales, and lower incollect expenses. Partially offsetting these items were increases in network-related costs, higher customer care and IT-related expenses, and $88 million in restructuring charges.

The following table summarizes the reconciliation of OIBDA and OIBDA, excluding licensing costs impairments, to consolidated net (loss) income:

(Unaudited) ($M)	For the three months ended			For the year ended
	Dec 31, 2003	Dec 31, 2002	Sept 30, 2003	Dec 31, 2003	Dec 31, 2002

OIBDA	$890	$913	$1,208	$4,394	$2,493
Impairment of licensing costs	—	—	83	83	1,329

OIBDA, excluding licensing costs impairments	890	913	1,291	4,477	3,822
Depreciation and amortization	(870)	(722)	(841)	(3,181)	(2,751)
Impairment of licensing costs	—	—	(83)	(83)	(1,329)
Other (expense) income	(4)	65	16	32	(123)
Interest expense	(196)	(179)	(202)	(789)	(669)
Provision for income taxes	—	(125)	(9)	(112)	(55)
Net equity earnings (losses) from investments in unconsolidated subs	96	(83)	(16)	98	(1,100)
Income from discontinued operations	—	—	—	—	47
Cumulative effect of change in accounting principle	—	—	—	—	(166)

Net (loss) income	($84)	($131)	$156	$442	($2,324)

January 22, 2004

OIBDA margin for the fourth quarter of 2003 of 22.8% decreased from 24.4% in the year-ago quarter. OIBDA margin for full year 2003 was 28.1%, up from 17.2% in the prior year. Excluding the impact of the licensing costs impairments in both 2003 and 2002, OIBDA margin was 28.6% in 2003 versus 26.4% in 2002.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which is recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber and is more properly measured by the metrics Cost per Gross Subscriber Addition (CPGA) and Cash Cost per User (CCPU). We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

The following table summarizes the reconciliation of OIBDA and OIBDA margin, excluding licensing costs impairments, to consolidated net (loss) income as a percentage of services revenue:

(Unaudited)	For the three months ended			For the year ended
(All items shown as % of services revenue)	Dec 31, 2003	Dec 31, 2002	Sept 30, 2003	Dec 31, 2003	Dec 31, 2002

OIBDA	22.8%	24.4%	29.7%	28.1%	17.2%
Impairment of licensing costs	—	—	2.0%	0.5%	9.2%

OIBDA, excluding licensing costs impairments	22.8%	24.4%	31.7%	28.6%	26.4%
Depreciation and amortization	(22.3%)	(19.3%)	(20.7%)	(20.3%)	(19.0%)
Impairment of licensing costs	—	—	(2.0%)	(0.5%)	(9.2%)
Other (expense) income	(0.1%)	1.7%	0.4%	0.2%	(0.8%)
Interest expense	(5.0%)	(4.8%)	(5.0%)	(5.0%)	(4.6%)
Provision for income taxes	—	(3.3%)	(0.2%)	(0.8%)	(0.4%)
Net equity earnings (losses) from investments in unconsolidated subs	2.5%	(2.2%)	(0.4%)	0.6%	(7.6%)
Income from discontinued operations	—	—	—	—	0.3%
Cumulative effect of change in accounting principle	—	—	—	—	(1.1%)

Net (loss) income	(2.1%)	(3.5%)	3.8%	2.8%	(16.0%)

Selected Operating Metrics Discussion:

Net Subscriber Additions for the quarter totaled 128 thousand, which was a decline of 81.8% from the prior year. Net subscriber additions were impacted by strong gross subscriber additions during the quarter, which were offset by an increase in subscriber deactivations as compared to the third quarter of 2003 and the fourth quarter of the prior year. The higher rate of deactivations was driven by an increase in contract expirations, system issues associated with the implementation of our GSM customer relationship management software during the fourth quarter, the introduction of LNP, and higher deactivations associated with our reseller subscribers. Net subscriber additions for the year totaled 1,060 thousand, a 46.3% decline from the prior year. Net subscriber additions for the year were favorably impacted by strong sales, including the launch of GoPhone, and adoption of our policy requiring voluntarily terminating customers to continue billing and service until the end of their billing cycle, and unfavorably impacted by an increased number of subscriber deactivations.

Churn for the three months ended December 31, 2003 was 3.3%, up from 2.4% in the prior year quarter, and up from 2.7% in the third quarter of 2003. Full year 2003 churn of 2.6% was flat with that of full year 2002.

January 22, 2004

Ending Subscribers as of December 31, 2003 totaled 21,980 thousand consolidated subscribers, an increase of 5.4% from December 31, 2002. Ending subscribers reflected a net increase during the fourth quarter associated with continued growth in the GoPhone product line. Traditional prepaid subscribers as of December 31, 2003 remained a mid-single-digit percentage of the total consolidated subscriber base, and reseller subscribers remained a low-single-digit percentage of the total base.

Average Revenue per User (ARPU) was $58.70 in the fourth quarter of 2003, down from $60.00 in the prior year quarter. Full year 2003 ARPU of $59.80 was down from full year 2002 ARPU of $60.20. The declines in ARPU were driven by continued pricing pressures which resulted in lower average revenue per minute. Partially offsetting the lower average revenue per minute were higher average per-user contributions from data revenues, international revenues, USF fees and regulatory program fees.

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues we collect from other carrier’s subscribers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

(Unaudited) ($ in M, except for ARPU amount)	For the three months ended			For the year ended
	Dec 31, 2003	Dec 31, 2002	Sept 30, 2003	Dec 31, 2003	Dec 31, 2002

Services revenue	$3,904	$3,738	$4,073	$15,659	$14,483
Less: Revenues not generated by wireless subscribers	48	27	57	170	152

Services revenue used to calculate ARPU	$3,856	$3,711	$4,016	$15,489	$14,331

Average revenue per user per month (ARPU)	$58.70	$60.00	$61.20	$59.80	$60.20

Minutes of Use (MOU) per subscriber per month were 551 in the fourth quarter, up 8.7% from 507 in 4Q02. Full year 2003 MOUs of 541 were up 13.4% from 477 in the prior year. The increases were consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA), for the fourth quarter was $392, up 2.3% from $383 in the prior year quarter. CPGA in the fourth quarter increased primarily as a result of higher per-gross-add advertising expenses, which were partially offset by lower per-gross-add equipment incentive costs versus the prior year quarter. Full year 2003 CPGA of $377 was flat with that in the prior year.

CPGA is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period.

The following table summarizes our calculation of CPGA:

January 22, 2004

(Unaudited) ($ in M, except for CPGA amount)	For the three months ended			For the year ended
	Dec 31, 2003	Dec 31, 2002	Sept 30, 2003	Dec 31, 2003	Dec 31, 2002

Equipment revenue	$311	$309	$301	$1,036	$1,148
Less: Costs of equipment sales	617	572	495	2,054	2,274

Handset and accessory subsidy costs	$306	$263	$194	$1,018	$1,126
Selling, general and administrative costs	$1,530	$1,391	$1,321	$5,415	$4,977
Less: General and administrative costs	454	479	444	1,846	1,730

Sales and marketing costs	$1,076	$912	$877	$3,569	$3,247

Handset and accessory subsidy costs and Sales and marketing costs	$1,382	$1,175	$1,071	$4,587	$4,373
Less: Costs unrelated to initial customer acquisitions	494	338	394	1,624	1,320

Customer acquisition costs	$888	$837	$677	$2,963	$3,053

Cost per gross subscriber addition (CPGA)	$392	$383	$335	$377	$377

Cash Cost per User (CCPU) in the fourth quarter was $32.40, which was 0.9% higher than in the prior year quarter. The increase was attributable to higher per-subscriber customer retention expenses (primarily equipment subsidies), customer care costs, higher allowances for uncollectible receivables and the restructuring expenses recorded during the quarter; partially offset by decreases in per-subscriber incollect and network operations expenses. Full year CCPU of $31.70 was flat with the prior year.

CCPU is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization expenses, licensing cost impairments, and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. We exclude depreciation and amortization expenses from CCPU in order to eliminate the impact of capital investments on our assessment of our ability to serve customers in a cost-effective manner. Management believes the impact of our capital investments is better evaluated through its effect on cash flow. Excluding depreciation and amortization expenses from our CCPU is consistent with our exclusion of depreciation and amortization expenses from OIBDA, our primary operating performance metric.

The following table summarizes our calculation of CCPU:

(Unaudited) ($ in M, except for CCPU amount)	For the three months ended			For the year ended
	Dec 31, 2003	Dec 31, 2002	Sept 30, 2003	Dec 31, 2003	Dec 31, 2002

Equipment revenue	$311	$309	$301	$1,036	$1,148
Less: Costs of equipment sales	617	572	495	2,054	2,274

Handset and accessory subsidy costs	$306	$263	$194	$1,018	$1,126
Plus: Costs of services	1,178	1,171	1,267	4,749	4,558
Selling, general and administrative costs	1,530	1,391	1,321	5,415	4,977

Handset and accessory subsidy costs, Costs of services and Selling, general and administrative costs	$3,014	$2,825	$2,782	$11,182	$10,661
Less: Customer acquisition costs	888	837	677	2,963	3,053

Costs to serve existing subscribers	$2,126	$1,988	$2,105	$8,219	$7,608

Cash cost per user per month (CCPU)	$32.40	$32.10	$32.10	$31.70	$31.70

January 22, 2004

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED BALANCE SHEETS.]

Total assets increased to $47,802 million at December 31, 2003, an increase of $1,996 million, or 4.4%, from December 31, 2002. The increase in total assets as of December 31, 2003 was primarily due to an increase in cash and cash equivalents resulting from positive cash flow from operations during 2003, cash received from the sale of several unconsolidated investments, the receipt of $947 million in federal tax refund claims, and the $245 million received upon the termination of all interest rate swap agreements in the first quarter; partially offset by cash payments for capital expenditures and repurchases of certain TeleCorp and Tritel debt during 2003.

Total liabilities were $19,445 million at December 31, 2003, an increase of $1,199 million, or 6.6%, compared with December 31, 2002. The increase was primarily attributable to increases in net deferred tax liabilities and an increase in accounts payable due to higher capital expenditure-related accruals. Deferred tax liabilities increased due to the reduction in tax assets associated with the receipt of refunds from federal tax NOL carrybacks and an increase in deferred tax liabilities related to property, plant and equipment and licensing costs due to the use of accelerated depreciation and amortization methods for tax purposes. Additionally, during the third quarter of 2003, as a result of the adoption of SFAS No. 150, our mandatorily redeemable preferred stock was reclassified to long-term liabilities. These increases were partially offset by a reduction in long-term debt resulting from repurchases of certain TeleCorp and Tritel debt during the second half of 2003.

Mandatorily redeemable preferred stock totaling $151 million at December 31, 2002 represented the fair value of the mandatorily redeemable preferred stock issued by AT&T Wireless in conjunction with the acquisition of TeleCorp and related dividend accretion subsequent to the acquisition date. The adoption of SFAS No. 150 during the third quarter of 2003 required the reclassification of the mandatorily redeemable preferred stock to long-term liabilities and subsequently all remaining accretion will be reflected in interest expense.

Mandatorily redeemable common stock totaling $7,664 million at December 31, 2003 and December 31, 2002 represented the fair value as of split-off date of the AT&T Wireless common shares held by DoCoMo. These shares are presented as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless fails to meet specified technological milestones.

Shareholders’ equity was $20,663 million at December 31, 2003, an increase of $966 million, or 4.9%, from December 31, 2002. The increase was attributable to the receipt in cash of $436 million of the total $461 million receivable from former parent, AT&T, related to the federal tax refund claim filed in December 2002. Additionally, the net income for the year reduced the accumulated deficit.

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $4,339 million at December 31, 2003. Net cash provided by operating activities of continuing operations was $4,559 million for the year, compared with $2,975 million in the prior year. The increase was due primarily to higher operating income (excluding depreciation and amortization expenses and the impairment of licensing costs); the proceeds received from termination of the interest rate swap agreements; the proceeds received from the 2002 NOL carryback; and a higher source of cash from working capital. Net cash used in investing activities of continuing operations was $2,302 million for full year 2003, a decrease of $3,427 million from the prior year. The

January 22, 2004

decrease in cash used in investing activities during 2003 was primarily the result of reduced capital expenditures, lower contributions made to unconsolidated subsidiaries and higher amounts of cash received from the sale of unconsolidated subsidiaries. Net cash (used in) provided by financing activities of continuing operations was a use of cash totaling $287 million for full year 2003 versus a source of cash totaling $1,763 million during the prior year. Financing activities during 2003 primarily included the cash paid in the repayment of certain TeleCorp and Tritel debt; partially offset by cash received from the 2001 NOL carryback (which was reflected as a capital contribution from AT&T). Financing activities during full year 2002 primarily included the net proceeds from the April 2002 Senior Notes offering, partially offset by the repayment of long-term debt acquired with the acquisition of TeleCorp.

(Unaudited) ($M)	For the three months ended			For the year ended
	Dec 31, 2003	Dec 31, 2002	Sept 30, 2003	Dec 31, 2003	Dec 31, 2002

Reported capital expenditures, excluding internal use software	$1,086	$2,146	$876	$2,860	$4,884
Add: purchases of internal use software	78	80	67	217	243
Add: net impact of capital accruals and non-cash purchases of PP&E	(39)	45	(168)	(303)	175

Cash-basis capital expenditures, including internal use software	$1,125	$2,271	$775	$2,774	$5,302

Capital Expenditures for the quarter, including purchases of internal use software, were $1,164 million, which was a decrease of 45.8% from the year-ago quarter. Capital expenditures for the year, including purchases of internal use software, decreased 37.0% to $3,077 million. The majority of our capital spending during 2003 related to the GSM/GPRS network, with non-network spending related to system upgrades and consolidation.

Operating Free Cash Flow Discussion:

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Free cash flow and operating free cash flow were ($299) million for the fourth quarter of 2003. The negative free cash flow in the fourth quarter was lower than the positive free cash flow in the previous quarters of 2003 primarily due to higher capital expenditures and lower OIBDA in the fourth quarter. Full year 2003 free cash flow was $1,785 million, while operating free cash flow was $1,029 million.

January 22, 2004

(Unaudited) ($M)	For the three months ended		For the year ended
	Dec 31, 2003	Sept 30, 2003	Dec 31, 2003

Net cash provided by operating activities of continuing operations	$826	$1,028	$4,559
Less: Capital expenditures, including internal use software	1,125	775	2,774

Free cash flow	($299)	$253	$1,785
Less: Cash received from termination of interest rate swap agreements	—	—	245
Less: Cash received from the 2002 NOL carryback	—	—	511

Operating free cash flow	($299)	$253	$1,029

Recent News:

AT&T Wireless Offers Fastest National Mobile Wireless Data Service in North America

On November 18, 2003, AT&T Wireless began offering EGDE (Enhanced Data rates for Global Evolution), the fastest national mobile wireless data service in North America. EDGE offers average data speeds between 100-130 kbps — nearly twice as fast as other national mobile wireless networks and up to three times faster than traditional wired dial-up services. For businesses, EDGE improves mobile worker productivity by providing fast, secure mobile access to e-mail, attachments, corporate networks, intranets, business applications and the Internet. Employees can quickly view attachments such as spreadsheets, graphic presentations and text documents anywhere on the EDGE wireless network - without sacrificing the familiar applications they use on their laptop.

AT&T Wireless is working with a network of leading technology companies to establish an EDGE “ecosystem” in the areas of chip manufacturing, computer distribution, system integration, application development, virtual private networking, and vertical markets solutions. The launch of EDGE, which is a true “3G” technology as certified by the International Telecommunications Association, completes the second phase of AT&T Wireless’ 3G network architecture strategy.

EDGE service is now available nationally to customers located in areas served by the AT&T Wireless GSM/GPRS network, covering approximately 215 million people, some 6,500 cities and towns and areas along more than 30,000 miles of major highways. The company is offering EDGE in Puerto Rico and Bermuda, and plans to deploy EDGE throughout its properties in the Caribbean in the near future. In addition, Rogers AT&T Wireless has added EDGE capability in the Greater Vancouver area and will deploy EDGE throughout its Canada-wide network beginning next year. Additionally, international carriers outside North America are also deploying EDGE. According to the Global Mobile Suppliers Association, support for EDGE continues to grow around the world, with more than 60 wireless carriers committed to network deployments.

AT&T Wireless Announces Newly Enhanced mMode™ Service

On, November 20, 2003, AT&T Wireless enhanced its popular mMode™ service to give customers faster, easier access to information and entertainment services with an unparalleled level of simplicity and personalization. mMode now features a more user-friendly design and interface, powerful personalization tools, exclusive navigation features, and a host of new applications for daily use in a mobile environment. AT&T Wireless remains the only national wireless carrier with commercially available location-based services. mMode service offers the largest collection of mobile information and entertainment sites in the U.S. – including more than 300 games, thousands of ringtones and graphics, a variety of messaging services, popular Internet-based sites, and much more. By adopting xHTML, mMode’s enhanced architecture will enable an even broader community of developers to offer compelling new content to our customers.

January 22, 2004

Approximately 40 percent of new customers purchasing AT&T Wireless’ Next Generation devices are subscribing to mMode. AT&T Wireless has more than one million active mMode subscribers and another half-million customers who occasionally use mMode’s data services.

AT&T Wireless Signs Agreement to Buy U.S. Cellular Network in South Texas

On November 26, 2003, AT&T Wireless announced that it had signed an agreement to purchase U.S. Cellular’s TDMA wireless operations in south Texas, a market serving 74,000 customers and covering a population of more than 1.3 million people. The $95 million cash acquisition complements AT&T Wireless’ nationwide TDMA and GSM/GPRS networks, expanding the company’s presence in south central Texas by tying together existing networks in Houston, San Antonio, and Austin, and pushing coverage south to Corpus Christi and Laredo. Closing is expected in the first quarter of 2004, subject to federal regulatory approvals.

FOX Broadcasting Company Announces Sponsors of the Third Season of “American Idol”

On January 6, 2004, the Fox Broadcasting Company (FOX) announced the sponsors for the highly anticipated third season of American Idol, which premieres in January 2004 on FOX. FOX has re-teamed with AT&T Wireless and other major companies as official sponsors of American Idol, the five-time Emmy-nominated national talent show.

Last season, AT&T Wireless and FOX introduced millions of Americans to text voting and created the largest text-messaging event by a single carrier in world history. The country embraced interactive text messaging with unprecedented fervor, sending 7.5 million messages throughout the series. By remaining the Official Telecom Sponsor of American Idol, AT&T Wireless intends to build on this momentum by offering an expanded collection of compelling wireless applications for American Idol fans. The company plans to implement a variety of marketing and promotional activities designed to further educate the mass consumer market about the use of messaging services. AT&T Wireless customers once again can vote using text messaging for their favorite contestants each week, participate in weekly trivia contests, and enter the American Idol sweepstakes. In addition, this season, fans will be able to send text message-based fan mail to their favorite contestants, play interactive games, access dynamic American Idol content on AT&T Wireless’ popular mMode service, and more.

Foward-Looking Statements

This document contains “forward-looking statements,’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including our outlook for the fiscal year 2004 and subsequent periods; our plans to evaluate strategic alternatives and the outcome of that evaluation; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation, these factors include: the risks associated with the implementation of our technology migration strategy, our plans to evaluate strategic alternatives our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless

January 22, 2004

industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the headings “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our quarterly report on Form 10-Q filed on November 14, 2003.

January 22, 2004

Appendix I – Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Statements of Operations
In millions, except per share amounts — Unaudited

	For the three months ended December 31,			For the year ended December 31,

	2003	2002	Change	2003	2002	Change

REVENUE
Services	$3,904	$3,738	4.4%	$15,659	$14,483	8.1%
Equipment	311	309	0.5%	1,036	1,148	(9.8%)
Total revenue	4,215	4,047	4.1%	16,695	15,631	6.8%
OPERATING EXPENSES
Costs of services	1,178	1,171	0.6%	4,749	4,558	4.2%
Costs of equipment sales	617	572	7.7%	2,054	2,274	(9.7%)
Selling, general and administrative	1,530	1,391	10.1%	5,415	4,977	8.8%
Depreciation and amortization	870	722	20.6%	3,181	2,751	15.6%
Impairment of licensing costs	—	—	—	83	1,329	(93.7%)
Total operating expenses	4,195	3,856	8.8%	15,482	15,889	(2.6%)
OPERATING INCOME (LOSS)	20	191	(89.7%)	1,213	(258)	570.3%
Other (expense) income	(4)	65	(106.4%)	32	(123)	126.1%
Interest expense	196	179	9.9%	789	669	18.0%
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	(180)	77	(333.4%)	456	(1,050)	143.4%
Provision for income taxes	—	125	(99.9%)	112	55	105.8%
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	96	(83)	215.9%	98	(1,100)	108.9%
(LOSS) INCOME FROM CONTINUING OPERATIONS	(84)	(131)	(35.3%)	442	(2,205)	120.0%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	—	47	(100.0%)
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(84)	(131)	(35.3%)	442	(2,158)	120.5%
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	—	—	—	—	(166)	100.0%
NET (LOSS) INCOME	(84)	(131)	(35.3%)	442	(2,324)	119.0%
Accretion of mandatorily redeemable preferred stock	—	5	(100.0%)	13	18	(31.5%)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(84)	$(136)	(37.9%)	$429	$(2,342)	118.3%
(LOSS) INCOME PER BASIC AND DILUTED SHARE:
(Loss) income from continuing operations available to common shareholders	$(0.03)	$(0.05)		$0.16	$(0.82)
Income from discontinued operations	$—	$—		$—	$0.01
Cumulative effect of change in accounting principle	$—	$—		$—	$(0.06)
Net (loss) income available to common shareholders	$(0.03)	$(0.05)		$0.16	$(0.87)
WEIGHTED AVERAGE SHARES USED TO COMPUTE (LOSS) INCOME PER SHARE:
Basic	2,715	2,709		2,713	2,686
Diluted	2,715	2,709		2,715	2,686

January 22, 2004

Appendix II – Balance Sheets

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Balance Sheets
In millions, except per share amounts — Unaudited

	December 31,	December 31,
	2003	2002	Change

ASSETS
Cash and cash equivalents	$4,339	$2,353	84.4%
Short-term investments	202	—	100.0%
Accounts receivable, less allowances of $334 and $240	2,301	2,215	3.9%
Inventories	309	325	(5.0%)
Deferred income taxes	303	—	100.0%
Income tax receivable	—	56	(100.0%)
Prepaid expenses and other current assets	361	332	8.6%
TOTAL CURRENT ASSETS	7,815	5,281	48.0%
Property, plant and equipment, net of accumulated depreciation and amortization of $10,146 and $7,810	16,374	16,263	0.7%
Licensing costs	14,500	13,959	3.9%
Investments in and advances to unconsolidated subsidiaries	1,169	2,225	(47.5%)
Goodwill	7,390	7,199	2.7%
Other assets, net of accumulated amortization of $378 and $251	554	879	(36.9%)
TOTAL ASSETS	$47,802	$45,806	4.4%
LIABILITIES
Accounts payable	$1,174	$780	50.5%
Payroll and benefit-related liabilities	500	465	7.4%
Advertising and promotion accruals	149	173	(14.1%)
Business tax accruals	289	375	(23.1%)
Interest payable on long-term debt	240	245	(2.1%)
Other current liabilities	1,100	1,055	4.3%
TOTAL CURRENT LIABILITIES	3,452	3,093	11.6%
Long-term debt	10,459	11,057	(5.4%)
Mandatorily redeemable preferred stock (liquidation value of $291 as of December 31, 2003)	177	—	100.0%
Deferred income taxes	4,699	3,615	30.0%
Other long-term liabilities	658	481	36.8%
TOTAL LIABILITIES	19,445	18,246	6.6%
MINORITY INTEREST	30	48	(36.5%)
MANDATORILY REDEEMABLE PREFERRED STOCK $0.01 par value, 1,000 shares authorized, .233 shares issued and outstanding (liquidation value of $273 as of December 31, 2002)	—	151	(100.0%)
MANDATORILY REDEEMABLE COMMON STOCK $0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,308 and 2,303 shares issued and outstanding)	23	23	0.2%
Additional paid-in capital	23,688	23,667	0.1%
Receivable from former parent, AT&T	(25)	(461)	(94.6%)
Accumulated deficit	(3,032)	(3,474)	(12.7%)
Accumulated other comprehensive income (loss)	9	(58)	115.4%
TOTAL SHAREHOLDERS’ EQUITY	20,663	19,697	4.9%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,802	$45,806	4.4%

January 22, 2004

Appendix III — Statements of Cash Flows

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
In millions — Unaudited

	For the year ended December 31,

	2003	2002

OPERATING ACTIVITIES
Net income (loss)	$442	$(2,324)
Deduct: Income from discontinued operations	—	47
Net income (loss), excluding discontinued operations	442	(2,371)
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	—	166
Losses on early extinguishments of debt	55	20
Losses from impairments of cost method unconsolidated subsidiaries	—	245
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(46)	(42)
Depreciation and amortization	3,181	2,751
Impairment of licensing costs	83	1,329
Amortization of debt premium/discount, interest accretion, and deferred financing fees	28	59
Deferred income taxes	134	(198)
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(109)	1,100
Provision for uncollectible receivables	553	551
Cash received from NOL carryback	511	—
Proceeds received from termination of interest rate swap agreements	245	—
Increase in accounts receivable	(629)	(612)
Decrease in inventories	17	31
Increase (decrease) in accounts payable	99	(11)
Net change in other operating assets and liabilities	(5)	(43)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	4,559	2,975
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(2,774)	(5,302)
Net dispositions of licenses	21	24
Distributions and sales of unconsolidated subsidiaries	731	367
Contributions, advances, and purchases of unconsolidated subsidiaries	(71)	(640)
Acquisitions of consolidated businesses, including cash acquired	(46)	(78)
Purchases of held-to-maturity securities	(184)	—
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)
Other investing activities, net	21	—
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(2,302)	(5,729)
FINANCING ACTIVITIES
Repayment of debt due to others	(742)	(1,619)
Proceeds from issuance of long-term debt to others, net of issuance costs	—	2,959
Proceeds from AT&T Wireless Services common stock issued	30	427
Cash received from former parent, AT&T	436	—
Other financing activities, net	(11)	(4)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(287)	1,763
NET CASH USED BY DISCONTINUED OPERATIONS	—	(8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,970	(999)
NET INCREASE IN CASH DUE TO ADOPTION OF FIN 46	16	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,353	3,352
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,339	$2,353

January 22, 2004

CONTACT INFORMATION

This document is provided as a part of the ongoing Investor Relations communication program of AT&T Wireless. For further information, please call any of the following members of the IR team:

Holly Ash	Vice President – Investor Relations	(425) 580-1833

Jim Huseby	Director – Investor Relations	(425) 580-1958
Karin Van Vleet	Director – Shareowner Services	(425) 580-5924
Denise Hartman	Manager – Investor Relations Communications	(425) 580-1678
Ryan Crozier	Manager – Investor Relations Financial Analysis	(425) 580-7357

Visit the AT&T Wireless Investor Relations Home Page at
http://www.attws.com/wirelessir
for AT&T Wireless financial and stock-related information.

Please note:

Please provide your e-mail address if you wish to be on our e-mail list. (We do not fax the earnings commentary.)

The commentary, and other information about AT&T Wireless, is also available on our Investor Relations website at:

http://www.attws.com/wirelessir

Our Mailing Address:

AT&T Wireless Investor Relations
7277 164th Ave NE
Redmond, WA 98052

Distribution List Changes:

Name:

Company:

Address 1:

Address 2:

City, State:

Zip:

Phone:

Fax:

Mobile:

E-mail:

Research Assistant:

Assistant’s Phone:

Fax this form to (425) 580-5688 or call (425) 580-1652.

January 22, 2004